UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2021

Aditxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39336	82-3204328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

737 N. Fifth Street, Suite 200 Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ADTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 18, 2021, Aditxt, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Revere Securities LLC, as representative of the several underwriters identified therein (the “Underwriters”), relating to the public offering (the “Offering”) of 2,833,333 shares of the Company’s common stock (the “Shares”) by the Company.

The Shares were offered, issued and sold at a price to the public of $1.50 per share under a prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to an effective shelf registration statement filed with the SEC on Form S-3 (File No. 333-257645), which was declared effective by the Securities and Exchange Commission on July 13, 2021.

The Underwriting Agreement contained customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and were subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Sheppard, Mullin, Richter & Hampton LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 hereto,

On October 18, 2021, the Company entered into the first amendment to its secured credit agreement (the “Credit Agreement”) with AiPharma Global Holdings LLC (“AiPharma Global”) and certain affiliated entities (the “Credit Agreement Amendment”), pursuant to which the Company agreed to increase the amount which AiPharma is permitted to borrow under the Credit Agreement by $8.5 million to an aggregate of $15.0 million, of which $6.5 million was outstanding prior to entering the Credit Agreement Amendment. The Company agreed to fund such additional borrowings, as requested by AiPharma, by advancing 70% of any amounts received by the Company from the exercise of existing warrants or any other capital raises, including the Offering.

The foregoing description of the Credit Agreement Amendment is qualified in its entirety by the complete text of the Credit Agreement Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Item 7.01 Regulation FD Disclosure

On October 18, 2021, the Company issued a press release announcing that it had priced the Offering. On October 20, 2021, the Company issued a press release announcing that it had closed the Offering. Copies of these press releases are furnished as Exhibits 99.1 and 99.2, respectively, to this Current report on Form 8-K.

Item 8.01 Other Events.

On October 20, 2021, the Company closed the Offering of the Shares at a price to the public of $1.50 per Share for net proceeds of approximately $3.91 million, after deducting the underwriting discount, of which $2,737,000 is expected to be loaned to AiPharma Global pursuant to the terms of the Credit Agreement, as amended. As a result, the amount expected to be outstanding under the Credit Agreement, as amended, following such loan will be $9,237,000. The Shares are listed on The NASDAQ Capital Market.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement between the Company and Revere Securities LLC dated October 18, 2021.
5.1	Sheppard, Mullin, Richter & Hampton LLP Legal Opinion.
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
99.1	Press release dated October 18, 2021
99.2	Press release dated October 20, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADITXT, INC.

Date: October 20, 2021	By:	/s/ Corinne Pankovcin
Corinne Pankovcin
President

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